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                                                                    EXHIBIT 11.1

                           EDUCATIONAL MEDICAL, INC.

                 COMPUTATION OF PRO FORMA NET INCOME PER SHARE

                                                 THREE MONTHS   THREE MONTHS   NINE MONTHS    NINE MONTHS
                                                    ENDED          ENDED          ENDED          ENDED
                                                 DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                     1996           1995           1996           1995
                                                 ------------   ------------   ------------   ------------
Primary and fully diluted:
  Weighted average common stock outstanding
     during the period.........................    3,389,437      1,815,042      2,339,841      1,815,042
  Convertible preferred stock converted into
     common stock upon consummation of Initial
     Public Offering(1)........................    1,705,082      1,705,082      1,705,082      1,705,082
  Exercise of common stock purchase warrants
     upon consummation of Initial Public
     Offering(1)...............................    1,086,611      1,075,000      1,078,870      1,075,000
  Effect of common stock equivalents issued
     subsequent to August 7, 1995 computed in
     accordance with the treasury stock method
     as required by the SEC(2).................      118,243        112,000        114,081        112,000
                                                  ----------     ----------     ----------     ----------
          Total................................    6,299,373      4,707,124      5,237,874      4,707,124
                                                  ==========     ==========     ==========     ==========
Net income (loss)..............................   $  324,404     $ (377,662)    $  702,618     $ (212,703)
                                                  ==========     ==========     ==========     ==========
Pro forma net income (loss) per share of common
  stock........................................   $      .05     $     (.08)    $      .13     $     (.05)
                                                  ==========     ==========     ==========     ==========

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(1) Pro forma net income per share reflects preferred stock automatically converted into Common Stock and warrants exercised upon consummation of the Initial Public Offering as if such conversion and exercises had occurred at the beginning of the fiscal period.
(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, Common Stock equivalents issued at prices below the Initial Public Offering price per share of $10 ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement for its Initial Public Offering have been included as outstanding for all periods presented prior to the Initial Public Offering.

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